Hudson United Bancorp 1000 MacArthur Blvd. Mahwah, NJ 07430 (NYSE:HU)

AT THE COMPANY:
James W. Nall
Executive Vice President & CFO
(201) 236-2769

FOR IMMEDIATE RELEASE:   January 2, 2004

Hudson United Bancorp Reports $2.3 Million Charge
Related to 2002 CBC Assumption

        Mahwah, New Jersey, January 2, 2004 —Hudson United Bancorp (“the Company”) (NYSE: HU) today reported that in December 2003, the Company terminated its banking business for its correspondent customers. This business primarily served customers organized in or operating from South America, Central America and the Caribbean. On June 26, 2002, the Company acquired this business as part of its assumption of the deposit liabilities of Connecticut Bank of Commerce from the Federal Deposit Insurance Corporation as Receiver for Connecticut Bank of Commerce. This business had been operated out of an office located at 90 Broad Street in New York City.

The Company had been notified of an investigation by government authorities concerning certain accounts and customers of the correspondent business and the Company’s administration of the business.  The Company is cooperating with the ongoing investigation.

The Company expects that the effect of exiting this business will be to reduce 2004 earnings per diluted share by $0.03 and deposits by approximately $50 million.  Fourth quarter 2003 results of operations are expected to include a charge of $2.3 million related to exiting the business.

        Hudson United Bancorp is the multi-state bank holding company for the Hudson United Bank, which has 206 offices in New Jersey, New York, Connecticut and Pennsylvania.

        This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about future earnings, expected costs and charges and market conditions. These statements may be identified by forward-looking terminology including “expect”, “is” or variations of such terms. Such forward- looking statements involve risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, additional expenses, costs or limitations relating to exiting the business or the investigation, unanticipated losses of customers, business or deposits and the effects of legal and regulatory provisions applicable to the Company. The Company assumes no obligation for updating any such forward-looking statements at any time. Information on potential factors that could cause the Company’s financial results to differ from the forward-looking statements also is included from time to time in the Company’s public reports filed with the SEC.